EXHIBIT 2.3

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), dated as of October 17, 2014, is made by and among Walgreen Co., an Illinois corporation (the "Company"), Ontario Merger Sub, Inc., an Illinois corporation and indirect wholly owned subsidiary of the Company and direct wholly owned subsidiary of HoldCo ("Merger Sub") (the Company and Merger Sub, when referred to individually, each a "Constituent Corporation" and when referred to collectively, "Constituent Corporations"), and Walgreens Boots Alliance, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company ("HoldCo").

WHEREAS, the Company owns all the outstanding shares of stock of HoldCo;

WHEREAS, HoldCo owns all the outstanding shares of stock of Merger Sub;

WHEREAS, there are no shares of preferred stock of the Company currently issued or outstanding;

WHEREAS, the Board of Directors of each of the Constituent Corporations has approved and declared it advisable and in the best interests of each of the Constituent Corporations and its respective shareholders that Merger Sub be merged with and into the Company (hereinafter, in such capacity, sometimes referred to as the "Surviving Company") as permitted by the Business Corporation Act of the State of Illinois (the "IBCA") under and pursuant to the terms hereinafter set forth (the "Reorg Merger");

WHEREAS, the Board of Directors of the Company has recommended that the shareholders of the Company approve and adopt this Agreement, the Reorg Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of Merger Sub has recommended that the sole shareholder of Merger Sub approve and adopt this Agreement, the Reorg Merger and the other transactions contemplated hereby;

WHEREAS, the Reorg Merger is conditioned upon, and will not be completed unless, the Second Step Closing (as defined in the Purchase and Option Agreement, dated as of June 18, 2012, as amended on August 5, 2014 (the "Purchase and Option Agreement"), by and among the Company, Alliance Boots GmbH and AB Acquisitions Holdings Limited) is to be completed immediately following the completion of the Reorg Merger;

WHEREAS, for federal income tax purposes, it is intended that the Reorg Merger shall qualify (i) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement constitutes, and is adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code and/or (ii) as a transaction described in Section 351 of the Code; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties have agreed as follows:

ARTICLE 1

PLAN OF MERGER

1.01            Plan of Merger.  A plan of merger of each of the Constituent Corporations pursuant to the provisions of Article II of the IBCA is adopted as follows:

(a)
The Reorg Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the IBCA, at the Effective Time (as defined in Section 1.02 of this Agreement), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue under the name "Walgreen Co." as the Surviving Company and shall continue to be governed by the laws of the State of Illinois.

(b)
Merger Sub Common Stock. At the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock, par value $0.078125 per share, of the Surviving Company.

(c)
Company Common Stock. At the Effective Time, each share of common stock of the Company, par value $0.078125 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time, and each share of Company Common Stock owned by the Company as treasury stock, shall be converted into and exchanged for one fully paid and nonassessable share of common stock, par value $0.01 per share, of HoldCo (the "HoldCo Common Stock").

(d)
HoldCo Common Stock. Effective as of the Effective Time, each share of HoldCo Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of HoldCo Common Stock and shall not be affected by the Reorg Merger.

(e)
Company Awards.  At the Effective Time, all unexercised options to purchase Company Common Stock, restricted stock unit awards, performance share awards, deferred stock unit awards and any other rights to acquire Company Common Stock (collectively, the "Company Awards") then outstanding under any of the 2013 Walgreen Co. Omnibus Incentive Plan, as amended, the Walgreen Co. Executive Stock Option Plan, as amended, the Walgreen Co. Long-Term Performance Incentive Plan, as amended, the Walgreen Co. Nonemployee Director Stock Plan, as amended, the Walgreen Co. 1982 Employees Stock Purchase Plan, as amended, the Share Walgreens Stock Purchase/Option Plan, as amended, the drugstore.com, inc. 2008 Equity Incentive Plan, as amended and as assumed by the Company, the drugstore.com, inc. 1998 Stock Plan, as amended and as assumed by the Company and any other compensatory equity incentive plan then maintained by the Company (collectively, the "Company Plans"), will be assumed by HoldCo.  Each Company Award so assumed by HoldCo under this Agreement will continue to have, and be subject to, the same terms and conditions that were applicable immediately prior to the Effective Time, as set forth in the applicable Company Plan and the applicable award agreement thereunder (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Reorg Merger and the transactions contemplated hereby) and per share exercise price), except that each Company Award will relate to the number of shares of HoldCo Common Stock that is equal to the number of shares of Company Common Stock to which such Company Award related immediately prior to the Effective Time.  Effective as of the Effective Time, the Company hereby assigns to Holdco, and Holdco hereby assumes, the Company Plans and the award agreements pursuant to the Company Plans that relate to the Company Awards.

1.02            Effective Time of the Reorg Merger. Concurrent with the Closing (as defined in Section 1.05 of this Agreement), the Company, HoldCo and Merger Sub shall cause articles of merger (the "Articles of Merger") with respect to the Reorg Merger to be executed and filed with the Secretary of State of the State of Illinois (the "Secretary of State") as provided under the IBCA. The Reorg Merger shall become effective at the date and time at which the Articles of Merger have been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Articles of Merger (such date and time, the "Effective Time").  From and after the Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

1.03            No Exchange of Stock Certificates is Required. Each outstanding certificate representing shares of Company Common Stock shall be deemed for all purposes, from and after the Effective Time, to represent the same number of shares of HoldCo Common Stock into which such shares of Company Common Stock shall be converted and exchanged in the Reorg Merger.  Each outstanding certificate representing shares of Merger Sub Common Stock shall be deemed for all purposes, from and after the Effective Time, to represent the same number of shares of common stock of the Surviving Company into which such shares of Merger Sub Common Stock shall be converted and exchanged in the Reorg Merger.  Holders of outstanding certificates representing shares of Company Common Stock or Merger Sub Common Stock, as applicable, shall not be asked to surrender such certificates for cancellation.  The registered owner on the books and records of the Company or Merger Sub, as applicable, of all such outstanding certificates shall have and be entitled to exercise all voting and other rights with respect to and to receive dividends and other distributions upon the shares of HoldCo Common Stock or the common stock of the Surviving Company, as applicable, represented by such outstanding certificates.

1.04            Dissenting Shares. Notwithstanding anything to the contrary contained herein, holders of Company Common Stock who have complied with requirements for perfecting dissenters' rights under Section 11.70 of the IBCA will be entitled to exercise such rights with respect to the shares as to which such rights have been perfected ("Company Dissenting Shares"), to the extent available under Section 11.70 of the IBCA. Upon consummation of the Reorg Merger, the Company Dissenting Shares shall cease to be issued and outstanding and the holders thereof only shall be entitled to receive such consideration as will be determined under Section 11.70 of the IBCA. If a holder of Company Dissenting Shares shall fail to perfect or shall otherwise waive, withdraw or lose its dissenters' rights under the IBCA, such that dissenters' rights can no longer be legally perfected or exercised under the IBCA with respect to such Company Common Stock, then the right of such holder to receive such consideration for Company Dissenting Shares as determined under Section 11.70 of the IBCA shall cease and such Company Dissenting Shares shall be converted and exchanged into HoldCo Common Stock as provided in Section 1.03 of this Agreement.

1.05            Closing.  Subject to and in accordance with the terms and conditions of this Agreement, the closing of the Reorg Merger (the "Closing") shall take place as soon as reasonably practicable after satisfaction or waiver of the conditions precedent in Section 6.01 of this Agreement, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, unless another date or place is determined by the Company in its sole discretion.

ARTICLE II

CHARTER AND BYLAWS; DIRECTORS AND OFFICERS

2.01            Articles of Incorporation and Bylaws of Surviving Company.  The articles of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the applicable provisions of the articles of incorporation and bylaws.

2.02            Directors of Surviving Company.  At the Effective Time, the directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company and shall continue to hold office until their successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Company or as otherwise provided by law.

2.03            Officers of Surviving Company.  All persons who are officers of the Company immediately prior to the Effective Time shall remain as officers of the Surviving Company until the Board of Directors of the Surviving Company shall otherwise determine.  The Board of Directors of the Surviving Company may elect or appoint such officers as it may determine in accordance with the articles of incorporation and bylaws of the Surviving Company or as otherwise provided by law.

2.04            Certificate of Incorporation and Bylaws of HoldCo.  Each of HoldCo and the Company (in its capacity as sole stockholder of HoldCo) agree to take all actions necessary and appropriate to cause the certificate of incorporation and bylaws of HoldCo to be amended and restated, effective as of or prior to the Effective Time, in substantially the forms determined appropriate by HoldCo and the Company prior to the Effective Time.

2.05            Directors of HoldCo.  Each of HoldCo and the Company (in its capacity as sole stockholder of HoldCo) agree to take all actions necessary and appropriate to cause the directors of the Company in office immediately prior to the Effective Time to be the directors of HoldCo at the Effective Time, to continue to hold office until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of HoldCo or as otherwise provided by law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to HoldCo and Merger Sub as follows:

3.01            Organization, Standing, and Power.  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

3.02            Authority; Execution and Delivery; Enforceability.

(a)
The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Reorg Merger.  The Company's execution and delivery of this Agreement and consummation of the Reorg Merger have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval.  The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)
The Board of Directors of the Company has duly adopted resolutions (i) approving, adopting and declaring advisable this Agreement and the Reorg Merger; (ii) determining that entering into this Agreement is in the best interests of the Company and its shareholders; and (iii) recommending that the shareholders of the Company approve and adopt this Agreement.

(c)
The only vote of holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and the Reorg Merger is the approval and adoption of this Agreement and the Reorg Merger by the affirmative vote of the holders of at least a majority of the votes entitled to be cast by holders of the shares of Company Common Stock then outstanding (the "Company Shareholder Approval").

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Each of HoldCo and Merger Sub represents and warrants to the Company as follows:

4.01            Organization, Standing, and Power.  Each of HoldCo and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.  Since the date of its incorporation, neither HoldCo nor Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto (including matters relating to the Second Step Closing).

4.02            Authority; Execution and Delivery; Enforceability.  Each of HoldCo and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Reorg Merger.  Each of HoldCo's and Merger Sub's execution and delivery of this Agreement and consummation of the Reorg Merger have been duly authorized by all necessary corporate action on the part of each of HoldCo and Merger Sub, subject to the approval and adoption of this Agreement and the Reorg Merger by HoldCo, as sole shareholder of Merger Sub.  Each of HoldCo and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

ARTICLE V

GOVERNING LAW

5.01            Governing Law.  This Agreement shall be governed by the laws of the State of Illinois without regard to principles of conflicts of law.

ARTICLE VI

CONDITIONS PRECEDENT

6.01            Conditions to Each Party's Obligation to Effect the First Merger.  The respective obligation of each party to effect the Reorg Merger is subject to the satisfaction or waiver (by each party) of each of the following conditions:

(a)	the Company Shareholder Approval shall have been obtained;

(b)
no law, statute, rule or regulation, order, judgment, writ, injunction, decree, settlement or stipulation shall exist or been enacted, entered, promulgated or enforced by any governmental authority, which prohibits or makes illegal the completion of the Reorg Merger;

(c)	all required approvals, licenses and certifications from, and notifications and filings to, governmental entities and nongovernmental third parties shall have been obtained or made, as applicable;

(d)
the satisfaction or waiver (to the extent permitted therein) of each of the conditions to closing set forth in the Purchase and Option Agreement with respect to the Second Step Closing, and written confirmation by each of the parties to the Purchase Option Agreement that each such party stands ready to, and will, consummate the Second Step Closing immediately following the consummation of the Reorg Merger;

(e)
the registration statement on Form S-4 filed with the Securities and Exchange Commission by HoldCo in connection with the issuance of shares of HoldCo Common Stock in the Reorg Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of such registration statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the Securities and Exchange Commission;

(f)	the approval of the listing of the HoldCo Common Stock to be issued in connection with the Reorg merger on such national stock exchanges as determined by the Company; and

(g)
the Company shall have received a written opinion from Wachtell, Lipton, Rosen & Katz, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the date on which the Effective Time occurs, to the effect that the Reorg Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transaction described in Section 351 of the Code.

ARTICLE VII

AMENDMENT AND TERMINATION

7.01            Amendment.  To the fullest extent permitted by law, this Agreement may be amended by written consent of each of the parties hereto at any time prior to the Effective Time, notwithstanding any approval of this Agreement by the shareholders of either or both of the Constituent Corporations.

7.02            Termination.  At any time prior to the Effective Time, this Agreement may be terminated and the Reorg Merger contemplated hereby may be abandoned by action of the Board of Directors of the Company in such Board of Directors' sole discretion.  In addition, at any time prior to the Effective Time, this Agreement shall automatically terminate and the Reorg Merger contemplated hereby shall automatically be abandoned if the Purchase and Option Agreement is terminated in accordance with its terms prior to the Second Step Closing.  In the event of any such termination and abandonment pursuant to this Section 7.02, this Agreement shall become void and none of the Company, HoldCo or Merger Sub, or any of their respective shareholders, members, directors, officers or affiliates shall have any liability with respect to such termination and abandonment.

ARTICLE VIII

GENERAL PROVISIONS

8.01            Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

8.02            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

8.03            Entire Agreement; No Third-Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the Reorg Merger, and is not intended to, and does not, confer upon any person other than the parties any rights or remedies.

8.04            Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, this Agreement, having been first duly approved by the respective Boards of Directors of each Constituent Corporation and HoldCo, is hereby executed on behalf of each Constituent Corporation and on behalf of HoldCo by a duly authorized officer thereof as of the date specified above.

WALGREEN CO.

By:  /s/ Gregory D. Wasson
        Name:  Gregory D. Wasson
        Title:    President and Chief Executive Officer

                                  WALGREENS BOOTS ALLIANCE, INC.

                                  By:  /s/ Gregory D. Wasson
        Name:  Gregory D. Wasson
        Title:    President

ONTARIO MERGER SUB, INC.

                                  By:  /s/ Timothy R. McLevish
        Name:  Timothy R. McLevish
        Title:    Vice President and Treasurer